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                                                                   EXHIBIT 10.16



                             DISTRIBUTION AGREEMENT

                                 By and between

                             NEXPRESS SOLUTIONS LLC

                                       And

                                DANKA GROUP B.V.

                         Effective as of October 6, 1999



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         This Distribution Agreement dated as of October 6, 1999 ("Effective
Date") by and between NexPress Solutions LLC, a New York limited liability company with an address of 901 Elmgrove Road, Building 11, Rochester, New York 14653-6053 ("NexPress"), and Danka Group B.V., a company formed under the laws of the Netherlands with an address of Middellandsc Zee 15, Post Bus 256, 3446, CG Woerden, The Netherlands ("Danka").


                              W I T N E S S E T H:

         WHEREAS, NexPress is engaged in the distribution of manufactured and remanufactured electrophotographic systems (digital and analog) for office imaging and reprographics and related parts and supplies and in research and development related thereto; and

         WHEREAS, Danka is engaged in the business of selling and servicing certain electrophotographic systems (digital and analog) for office imaging and reprographics and desires to purchase certain of said products from NexPress;

         WHEREAS, NexPress and Danka desire to set out certain terms that will relate to the sale of such equipment, accessories, software supplies, spare parts and services in the territory specified herein;

         WHEREAS, simultaneously with the execution of this Agreement, NexPress and Danka Holding Company ("Danka Holding"), a company incorporated under the laws of Delaware, are entering into a distribution agreement relating to the territory consisting of the United States, its territories and possessions ("Danka Holding Agreement");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Specific Definitions. As used in this Agreement and in any Exhibit referenced herein, the following terms have the meanings set forth or referenced below:

         "Accessories" means devices or components for use in or with Equipment for image or document feeding, positioning, finishing or other image or document handling functions.

         "Agents" means Danka Imaging and Danka Distribution.

         "Agreement" means this Distribution Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
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         "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

         "Carcasses" means used Equipment and Accessories.

         "Confidential Information" means all information that is either disclosed in tangible form clearly marked as confidential or, if initially disclosed in any other form, summarized in a written document that is marked confidential and delivered to the other party within thirty (30) calendar days after the date of initial disclosure. Confidential Information includes models, samples, prototypes, drawings, specifications, test reports, sketches, blueprints, procedures, techniques, processes, research reports, production planning and scheduling information, proposed products market data, sales and marketing programs, sales results, service training programs, cost and pricing data and customer base information including but not limited to, customer names, addresses, telephone numbers, internal customer contacts, inventory information and run rate information. Confidential Information shall not include information that:

                  (a) was in the receiving party's possession before receipt hereunder from the party requesting confidentiality without an obligation to keep it confidential;

                  (b) is or becomes a matter of public knowledge other than as a result of any action or inaction of the receiving party;

                  (c) is rightfully received by the receiving party from a third party not under any duty of confidentiality with respect thereto;

                  (d) is independently developed by or on behalf of the receiving party without use of Confidential Information; or

                  (e) is required to be disclosed to any governmental agency or court of competent jurisdiction by written order, subpoena or decree, provided however, that the disclosing party is given advance written notice thereof and has a reasonable opportunity to obtain an appropriate protective order or otherwise challenge such disclosure. The party from whom disclosure is sought shall cooperate with the other party to the extent the latter may seek to limit such disclosure.

         "Current Product" means any manufactured, remanufactured or salvaged Black & White and Accent Color Equipment, Software, Supply, Accessory or Spare Part (excluding toners and other products manufactured for use in other manufacturer's equipment) assembled for NexPress as of the Effective Date and any New Product following the third anniversary of the Initial Announcement with respect thereto, in each case as modified from time to time by any Enhancements thereto.

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         "Danka Affiliate" means any Person in the Territory, other than any
Person that is a direct or indirect competitor of NexPress or a NexPress Affiliate, that is directly or indirectly controlling, controlled by or under common control with Danka, at any time during the period for which affiliation is being determined and that sells, services or distributes the Products, and the Agents. For purposes of this definition, the term control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Danka Distribution" means Danka Distribution GmbH, a company incorporated under the laws of Germany or such other European entity designated by Danka.

         "Danka Imaging" means Danka Imaging Distribution, Inc., a Delaware corporation, or such other U.S. entity as designated by Danka Holding.

         "Dealer" means a Person who regularly sells or distributes goods or services at wholesale, retail or discount prices.

         "Documentation" means any information, written or fixed in another tangible form, that NexPress possesses, including logic diagrams, manuals, lists, drawings, maintenance information, pricing and product information.

         "Duty Drawback" means a refund mechanism from customs for percentage of duties paid on imported Products which are subsequently exported or used in the manufacture of exported Products under this Agreement.

         "Enhancements" means any modification to any Equipment, Software, Supply, Accessory or Spare Part that is developed by NexPress or a NexPress Affiliate pursuant to Article IX.

         "Endemic Failure" shall mean a condition caused by NexPress or a NexPress Affiliate (a) resulting in ten percent (10%) or more of all units of the same Product supplied by NexPress to Danka in a single month to fail for substantially the same defect, or (b) resulting in five percent (5%) or more of the total field population of the same Product supplied by NexPress to Danka during any consecutive three (3) month period to fail for substantially the same defect.

         "Equipment" means Black and White and Accent Color electrophotographic equipment for office imaging and office reprographics that are assembled for NexPress.

         "Initial Announcement" means, with respect to any Equipment, Software, Supply, Accessory or Spare Part, the Business Day on which NexPress announces publicly to third parties generally or to Danka that such product is available for sale.

         "Installed Base" means all Equipment and Accessories manufactured or remanufactured by or for NexPress or Eastman Kodak Company ("Kodak") and sold or otherwise placed by Danka or NexPress or their respective Affiliates or Dealers.

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         "Intellectual Property" means patents, patent applications, Inventions, invention disclosures, trade secrets, know-how, registered and unregistered copyrights, works of authorship, computer software programs, data bases, mask rights, trademarks, service marks, trade names, trade dress and any similar proprietary rights and any licenses or user rights related to the foregoing.

         "Invention" means any new device, computer program, article, method, process or improvement thereon, whether or not patentable, copyrightable, and protectable under any applicable mask works law, protectable as a trade secret or protectable under any similar law.

         "New Product" means any Black & White and Accent Color Equipment, Software, Supply, Accessory or Spare Part (excluding toners and other products manufactured for use in other manufacturer's equipment) having an Initial Announcement occurring after the Effective Date.

         "NexPress Affiliate" means any Person fifty per cent (50%) or more of whose shares, securities, or ownership interest representing the right to make the decisions for such Person is now or hereafter owned or controlled, directly or indirectly, by NexPress, or who now or hereafter owns or controls, directly or indirectly, fifty percent (50%) or more of NexPress' ownership interest representing the right to make the decisions for NexPress, but such person shall be deemed to be an Affiliate only so long as such ownership or control exists.

         "NexPress's Designated Point of Delivery" means, with respect to any Product, the location listed on Exhibit 1.1.

         "OEM-Out Agreement" means any agreement to which NexPress or any NexPress Affiliate is a party, at any time, whereunder the other party thereto purchases for resale or for incorporation into its products any Equipment, Supplies, Accessories or Spare Parts not bearing a brand name belonging to NexPress, a NexPress Affiliate or Kodak.

         "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

         "Products" means Current Products and New Products.

         "Purchase Order" means a written purchase order substantially in the form mutually approved by the parties.

         "Software" means software platforms, products, and capabilities that include object and source codes and that enable print on demand, variable data printing, image capture, document assembly, replication and distribution for Equipment assembled for NexPress, including software families such as Lionheart.

         "Software License" means the license to use and sublicense the Software set forth in Section 3.5 of this Agreement.


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         "Spare Part" means any assembly, subassembly or part for use in the service or maintenance of Equipment or Accessories and, except as provided in
Section 4(a) of Exhibit 4, image loops, pressure rollers and fuser rollers.

         "Supplies" means developer, toner, fuser oil and other sundry products manufactured by or for NexPress or a NexPress Affiliate and intended for use in or in connection with the operation of the Equipment.

         "Territory" means the world except for the United States, its territories and possessions.

         "Third-Party Remanufactured or Reconditioned Equipment and Accessories" means any Equipment or Accessories remanufactured or reconditioned by or for NexPress or a NexPress Affiliate using Carcasses manufactured by a Person other than NexPress or a NexPress Affiliate.

         Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement or in an Exhibit referenced herein and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         Section 1.3 Other Definitional Provisions.

                  (a) The words "hereof', "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "Dollars" and `$' shall mean United States Dollars.

                  (d) References herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement unless the express context otherwise requires.

                  (e) Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

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                                   ARTICLE II

                                TERM OF AGREEMENT

         Section 2.1 Term of Agreement. Subject to Section 2.2, this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to
Article X, shall be in effect for five (5) years.

         Section 2.2 Renewal. No later than six (6) months prior to the then-scheduled expiration of this Agreement, NexPress and Danka may extend this Agreement for an additional two (2) year period upon such terms, as the parties shall mutually agree.


                                  ARTICLE III
                            DISTRIBUTION OF PRODUCTS

         Section 3.1 Distribution of Products. On the terms and subject to the conditions set forth in this Agreement, NexPress and or a NexPress Affiliate shall sell to Danka and Danka shall buy from NexPress those Products that Danka orders from NexPress for distribution in the Territory in accordance with the terms of this Agreement.

         Section 3.2 Discontinuing Purchase of Products. Danka shall use commercially reasonable efforts to provide NexPress with written notice no less than 12 months prior to such time as Danka plans or expects to terminate entirely its purchasing or marketing of a Product.

         Section 3.3 Further Availability of Supplies and Spare Parts.

                  (a) Unless this Agreement is terminated by NexPress pursuant to Section 10.1(a)(ii) or Section 10.1(a)(iii), NexPress shall, for a period of five years from the date on which NexPress makes the last shipment of the particular model of Equipment or Accessory under this Agreement, make Supplies and Spare Parts relating to such model of Equipment or Accessory available for purchase by Danka on the same terms generally available to its other distribution channels; provided, however, that if NexPress intends to cease to be a supplier of such Supplies or Spare Parts on or after the termination of such five-year period it will provide Danka with six months' written notice prior to such cessation. Danka may place orders for Supplies and Spare Parts in that six-month period provided such Supplies or Spare Parts are for shipment to Danka by NexPress not later than the last Business Day of such six-month period.

                  (b) If this Agreement is terminated by NexPress pursuant to
Section 10.1(a)(ii) or Section 10.1(a)(iii), NexPress shall, until the earlier of (i) five years from the date of termination and (ii) five years from the date on which NexPress makes the last delivery of the particular model of Equipment or Accessory to Danka under this Agreement, make available to Danka for purchase on the same terms generally available to its other distribution channels,


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Supplies and Spare Parts relating to such model of Equipment and Accessories distributed prior to such termination.

                  (c) The continued sale of Supplies and Spare Parts to Danka during the periods referenced in Sections 3.3(a) and 3.3(b) is contingent, in each case, upon Danka's compliance with commercially reasonable standards for quality and service.

                  (d) Notwithstanding any other provision in this Agreement, NexPress shall have no obligation to make Supplies or Spare Parts available for
(a) equipment bearing the Kodak brand name originally sold by third parties to Danka, (b) the IS70 product beginning upon depletion of the NexPress or NexPress Affiliate's inventory of such related Supplies and Spare Parts existing as of the Effective Date, or (c) Kodak-branded products that are not being supplied by Kodak as of the Effective Date, beginning five (5) years from the date of last delivery of such product by Kodak.

         Section 3.4 Resale of Products by Danka.

                  (a) Danka and Danka Affiliates may resell in the Territory any Current Product or New Product purchased hereunder (subject, in the case of Software, to the terms of the Software License as set forth herein) only to end-users of such Product and to such Dealers that are listed on Exhibit 3.4 hereto provided that Danka represents and warrants to NexPress that such Dealer shall comply with the terms and conditions of this Agreement.

                  (b) NexPress warrants and represents that it has the authority and legal right to sell the Products and related goods to Danka and the Danka Affiliates in the Territory.

         Section 3.5 Software License.

                  (a) NexPress hereby grants to Danka and Danka Affiliates, for Current Products and New Products, the following: a non-transferable, nonexclusive license to sublicense and to sublicense Dealers the right to sublicense the Software in object code formats only to end-users. Any sublicense to end-users is subject to the terms of this Software License. End users may be granted the right to make a single copy of the Software for system backup or archival purposes. To each copy of the Software (whether in whole or in part) made by Danka or end user for the purposes stated above, Danka or end user shall affix the same copyright or other proprietary rights notice as was originally affixed to the Software when shipped by NexPress. All copies of the Software, in whole or in part, including all updates and modifications to the Software in any form are the exclusive property of NexPress or the NexPress Affiliate, as the case may be, and no title to or ownership of the Software or any parts thereof are hereby transferred to Danka or end user. The Software constitutes proprietary and confidential information of NexPress or a NexPress Affiliate and Danka agrees not to provide, disclose, or make available the Software or any part thereof to any third party except as expressly allowed herein without the prior written permission of NexPress. Danka shall not use, print, copy, modify, translate, alter, sublicense or display the Software in whole or in part except as expressly provided for in this Agreement. Danka will not attempt to "reverse compile", decompile, or

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otherwise derive the source code for the Software. Any such attempt is a breach of this Agreement entitling NexPress to legal and equitable remedies, including injunctive relief.

                  (b) The additional terms and conditions contained in Exhibit 3.5(b) hereto are applicable to any Software that contains software licensed by Adobe Systems Inc. ("Adobe"), and must be incorporated into any sublicense for such Software.

                  (c) NexPress reserves for itself the right to add additional terms and conditions to this Software License should such additional terms be necessitated by new or additional Software products or be required by Adobe.

                  (d) NexPress warrants that it has the full power and authority to grant the Software Licenses described in this Agreement. NexPress warrants that for a period of six (6) months after delivery, the media on which the Software is delivered will be free from defects in material and workmanship under normal use, and for a period of one hundred twenty (120) days after shipment, the Software will perform substantially as described in the NexPress's published specifications for the Software as of the shipment date of such Software, including any user manuals and technical documentation.

                  (e) NexPress warrants that based solely on prior testing, it has no reason to believe that the Software will not be capable of accurately processing, providing and/or receiving date data from, into and between the twentieth and twenty-first centuries, provided, however, that neither NexPress nor any NexPress Affiliate makes any such warranty with regard to software, equipment, or accessories supplied by or manufactured by third parties.

                  (f) As its sole responsibility for breach of the foregoing warranty during the warranty period, NexPress will use reasonable efforts to promptly correct such defects. If NexPress is unable within a reasonable period of time to correct such defects, Danka may, at its option, terminate the license and return the Products affected by such Software to NexPress and receive a full credit for any amounts paid for the returned Products, plus costs associated with shipping and storage, less a reasonable allowance for beneficial use or damage.

                  (g) NEXPRESS AND NEXPRESS AFFILIATES EXPRESSLY EXCLUDE ALL REMEDIES OR WARRANTIES OTHER THAN THE FOREGOING, EXPRESS OR IMPLIED, IN RELATION TO THE MEDIA OR SOFTWARE (AND ANY SERVICES RENDERED TO SUPPORT THE SOFTWARE), INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

                  (h) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER DANKA NOR ANY THIRD PARTY CLAIMING RIGHTS THROUGH DANKA WILL HOLD NEXPRESS OR NEXPRESS AFFILIATES, OR ANY THIRD PARTY FROM WHOM NEXPRESS HAS DERIVED RIGHTS IN THE SOFTWARE, LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE BECAUSE OF ANY DEFECT OR INEFFECTIVENESS OF THE SOFTWARE, INCLUDING WITHOUT LIMITATION, ANY INTERRUPTION OF BUSINESS OR LOST PROFITS.

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                  (i) Any technical information supplied during the term of this
Agreement is made subject to any restrictions concerning the export of products or technical data from the United States of America which may be imposed upon NexPress or Danka from time to time by the Government of the United States of America. Furthermore, Danka agrees that at no time, either during the term of this Agreement or thereafter, will it knowingly export, directly or indirectly, any United States source technical data acquired from NexPress or a NexPress Affiliate under this Agreement or any direct products of that technical data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining that license or approval when required by applicable United States law.

         Section 3.6 Software Modifications and Customization.

         In the event that Danka desires to make modifications and customizations to Software that Danka's field service engineers or systems engineers are not capable of implementing (absent re-engineering), Danka may request NexPress to, and subject to the provisions of this Section 3.6, NexPress shall cooperate with Danka in making such modifications. In the event that Danka requests such cooperation, Danka shall be responsible for submitting a customization request, installing customized software at its customer's site, and paying NexPress fees for implementing, testing and delivering the requested customization, which fees shall be as set forth in a written estimate prepared by NexPress promptly upon its receipt of Danka's request set forth in the preceding sentence. NexPress shall respond to customization requests by supplying cost and time estimates to implement, test, and deliver the requested customization and, if such estimates are accepted by Danka, NexPress shall provide customization provided the parties negotiate a mutually acceptable software customization agreement.


                                   ARTICLE IV

                                     ORDERS

         Section 4.1 Current Products. For the term of this Agreement, Danka shall, or shall cause Danka Affiliates to, use the ordering process set forth on
Exhibit 4 hereto, to order for purchase and purchase Products from NexPress pursuant to the terms and conditions set forth in this Agreement; provided, however, that the parties shall periodically meet to negotiate in good faith any alternative ordering process as may be appropriate from time to time.

                                   ARTICLE V

                                     PRICING

         Section 5.1 The purchase price and payment terms with respect to Products that are subject to this Agreement are set forth in Exhibit 5 attached hereto.


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                                   ARTICLE VI

                          DISTRIBUTION AND DELIVERIES

         Section 6.1 Non-Exclusivity.

                  (a) Except as provided in Section 6.1(b), Danka shall have a non-exclusive right to distribute Products in the Territory.

                  (b) Danka shall have the exclusive right to purchase for distribution in the Territory, the Kodak-branded equipment listed on Exhibit 6.1(b) hereto (the "Exclusive Equipment") and related spare parts and supplies (the "Exclusive Spare Parts and Supplies") (collectively, "Exclusive Equipment, Spare Parts and Supplies") subject to the conditions that, for so long as Danka has the exclusive right hereunder (i) Danka shall use commercially reasonable efforts to market such Exclusive Equipment, Spare Parts and Supplies; (ii) Danka shall purchase all of its requirements for such Exclusive Equipment Spare Parts and Supplies from NexPress; (iii) provided NexPress' quoted prices, in total cost to Danka, are not materially higher than Danka's alternative suppliers, NexPress shall receive right of first refusal with regard to supplying Danka with services necessary to strip and salvage such Exclusive Spare Parts from used Carcasses owned by Danka; (iv) Danka shall use commercially reasonable efforts to meet the demand for Exclusive Spare Parts and Supplies by independent service organizations ("ISO's") and shall comply with all laws applicable to Danka in connection with its sale of Exclusive Spare Parts and Supplies to ISO's; (v) Danka shall purchase 700 units of the EK95 Product (when combined with the purchase of such Products under the Danka Holding Agreement) by on or before March 31, 2000 and in the event that Danka does not have access to sufficient Carcasses to meet the EK95 purchase commitment the parties shall negotiate either a reasonable extension of time for Danka to meet such purchase commitment or the substitution of a new product; (vi) Danka shall use commercially reasonable efforts to provide service and maintenance for the Installed Base of Exclusive Equipment during the term of this Agreement; (vii) Danka shall designate a Danka representative to serve as a contact person in connection with the sale of Exclusive Spare Parts and Supplies to ISO's and
(viii) Danka shall on a quarterly basis provide written evidence, reasonably satisfactory to NexPress, that Danka has complied with the terms of this Section 6.1(b) including, without limitation, a summary of ISO price changes, ISO order fulfillment rates and ISO complaints if any; provided, however, nothing herein shall prevent NexPress from (a) selling the Exclusive Equipment, or any variation thereof, directly to end-users so long as Danka is recommended as the preferred service provider to service such Exclusive Equipment sold by NexPress or (b) selling such Exclusive Equipment or any variation thereof pursuant to an OEM Agreement or a distribution agreement with Heidelberg Sales and Service Units.

                  (c) Danka's obligations under Section 6.1(b) are subject to NexPress satisfying Danka's forecasted demand for Exclusive Equipment, Spare Parts and Supplies pursuant to the prices established according to Exhibit 5.

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                  (d) If Danka fails to cure any material breach of its
obligations under Section 6.1(b) within 30 days after receiving notice of such breach from NexPress, NexPress' sole remedy (except as provided in Section 6.1(e)) shall be to terminate all exclusivity rights granted and obligations of Danka relating thereto in Section 6.1(b) and thereafter the rights to distribute the Exclusive Equipment, Spare Parts and Supplies shall be nonexclusive and Danka may purchase such Products in accordance with the terms of Section 4.1.

                  (e) NexPress represents and warrants that (i) neither it nor a NexPress Affiliate is under a contractual obligation with respect to the distribution of Exclusive Spare Parts and Supplies to independent service organizations pursuant to the Contribution and Sale Agreement dated as of March 17, 1999 by and between Eastman Kodak Company, Eastman Graphic Holding, Inc., Heidelberg Druckmaschinen A.G., Heidelberg Digital L.L.C., and NexPress Solutions LLC. In reliance of the foregoing representation and warranty, and so long as NexPress satisfies Danka's forecasted demand for Exclusive Supplies and Spare Parts, Danka shall, consistent with the terms of Section 12.1, defend, indemnify and hold harmless NexPress and the NexPress Affiliates for any failure of Danka or a Danka Affiliate to comply with the provisions of Section 6.1(b)(iv).

         Section 6.2 Title and Risk of Loss. Each Product ordered hereunder shall be shipped FOB NexPress's Designated Point of Delivery. Danka shall select the carrier and prepay, or make arrangements with the carrier for payment of, the transportation charges to the warehouse destination designated by Danka along with any transportation charges, insurance, handling and other costs, and any customs, import, export and similar duties, associated with the conveyance of Products. NexPress shall cooperate with and provide copies of existing documentation to Danka, as reasonably requested, to assist Danka in its recovery of available Duty Drawback related to re-export of Products under this Agreement.

         Section 6.3 Shipping Frequency and Quantity. NexPress shall not be required to ship Products more than once a day to Danka. Danka shall be required to accept shipment as frequently as reasonably requested by NexPress but not more often than once a day without Danka's approval. Shipment of quantities of Products constituting partial orders shall be accepted by Danka; provided that Danka shall only be invoiced for the quantity actually shipped. Any order shortfall shall be shipped as soon as commercially reasonable. The parties shall cooperate to ensure that shipments are made in a cost-effective manner.


                                  ARTICLE VII

                   WARRANTY, INSPECTION AND QUALITY ASSURANCE

         Section 7.1 Inspection and Warranty. Prior to their shipment, NexPress shall cause all Products to be sold hereunder to be inspected (and, where applicable, tested) in accordance with NexPress's Functional Total Quality Plan or such other procedures as are mutually agreed upon by the parties hereto in order to assure conformance of Products to product specifications. Danka also shall have the right to conduct its own inspection test in accordance with such procedures no


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later than the earlier of (i) 90 days after the date of delivery of any Products to Danka and (ii) the installation of such Product. If Danka determines that any item does not substantially conform to product specifications it shall, within thirty (30) days after completion of the inspection, notify NexPress and request it to institute a consulting inspection. NexPress may designate other companies to perform a consulting inspection. Within thirty (30) days after receipt of notice from Danka, NexPress or a company designated by NexPress, shall perform a consulting inspection, and if the consulting inspection reveals a non-conformity that does not reasonably appear to have resulted from, or occurred during, shipping of the inspected item, NexPress or a company designated by NexPress shall be responsible for causing the non-conforming item to achieve, by means of NexPress' choosing, substantial compliance with its product specifications at NexPress' expense. Upon shipment, the Products shall be paid for within the time frame provide in this Agreement even if non-conformance is found under the circumstances set forth herein. In the case of Spare Parts and Supplies, NexPress, at its option, shall replace those non-conforming items or give credit to Danka for such non-conforming items, plus handling and shipping costs which shall be applied against subsequent purchases of those items.

         Section 7.2 Quality Assurance.

                  (a) Danka shall (i) provide NexPress with such installation and service data and (ii) perform or permit NexPress, or a company designated by NexPress that is not a competitor of Danka or Danka Affiliates, to perform such quality checks, as NexPress requires to maintain the quality of Equipment, Software, Spare Parts Supplies and Accessories that are Products. If the rate of field reliability of any Product is lower than reasonably expected by Danka or NexPress, NexPress, or a company designated by NexPress that is not a competitor of Danka or Danka Affiliates, may in its discretion upon reasonable notice to Danka, or upon the request of Danka, monitor installation and servicing of such items at Danka's customer locations, and Danka shall facilitate such monitoring. If NexPress reasonably determines that Danka's installation or servicing procedures is a cause of the reliability problem, Danka shall make such revisions to its procedures as NexPress reasonably requests.

                  (b) NexPress or a company designated by NexPress that is not a competitor of Danka or Danka Affiliates shall require and perform audits of Danka's service operations, as outlined in the Brand Certification Criteria set forth in Exhibit 11.1 in order to ensure the maintenance of high quality service. If NexPress determines that Danka's service operations failed to meet such standard, Danka shall make such revisions to its service procedures as NexPress requests.

         Section 7.3 Equipment Warranty. WITH RESPECT TO EQUIPMENT, ACCESSORIES, SOFTWARE AND SPARE PARTS, NEXPRESS WARRANTS SUCH EQUIPMENT, SOFTWARE, ACCESSORIES AND SPARE PARTS SHALL BE FREE FROM LIENS OR OTHER DEFECTS IN TITLE. NEXPRESS AND NEXPRESS AFFILIATES MAKE NO OTHER WARRANTIES. THE EQUIPMENT, SOFTWARE, ACCESSORIES AND SPARE PARTS ARE SOLD "AS IS" WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE SET FORTH IN

SECTIONS 3.5 AND 7.1 AND THE FIRST SENTENCE OF THIS SECTION 7.3. NEXPRESS AND NEXPRESS AFFILIATES SHALL NOT BE LIABLE FOR PROPERTY DAMAGE OR PERSONAL INJURY UNLESS DIRECTLY CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF NEXPRESS. NEXPRESS OR NEXPRESS AFFILIATES SHALL NOT BE LIABLE FOR LOSS OF PROFITS OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF OR INABILITY TO USE THE EQUIPMENT, ACCESSORIES, SOFTWARE AND SPARE PARTS, WHETHER ON ACCOUNT OF TORT, CONTRACT OR OTHERWISE.

         Section 7.4 Supplies Warranty.

                  (a) WITH RESPECT TO SUPPLIES, NEXPRESS WARRANTS THAT ALL UNITS OF SUCH SUPPLIES SHALL BE FREE FROM LIENS OR OTHER DEFECTS IN TITLE. NEXPRESS FURTHER WARRANTS THAT SUPPLIES FURNISHED TO DANKA UNDER THIS AGREEMENT SHALL BE FREE OF DEFECTS IN MATERIAL AND WORKMANSHIP FOR A PERIOD OF 12 MONTHS FROM THE DATE OF SHIPMENT TO DANKA.

                  (b) AS NEXPRESS' SOLE OBLIGATION UNDER THIS WARRANTY, NEXPRESS SHALL AT ITS OPTION AND AT NO COST TO DANKA, REPAIR OR REPLACE ANY DEFECTIVE SUPPLY, OR ISSUE TO DANKA A CREDIT EQUAL TO THE PRICE, PLUS HANDLING AND SHIPPING COSTS, OF ANY SUPPLY RETURNED TO NEXPRESS WHICH PROVES DEFECTIVE WITHIN THE APPLICABLE WARRANTY PERIOD PROVIDED IN THIS SECTION 7.4. DANKA SHALL NOT BE OBLIGATED TO, AND SHALL NOT, RETURN ANY SUCH ITEMS IN LOTS CONTAINING AN AGGREGATE ORIGINAL PURCHASE PRICE OF LESS THAN FIVE HUNDRED DOLLARS ($500.00). NEXPRESS, AT ITS OPTION, MAY WAIVE THE RIGHT TO HAVE ANY SUCH DEFECTIVE ITEMS RETURNED, BUT SHALL STILL BE OBLIGATED TO ISSUE THE APPLICABLE CREDIT. NEXPRESS OR NEXPRESS AFFILIATES SHALL NOT BE LIABLE FOR LOSS OF PROFITS OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF OR INABILITY TO USE THE SUPPLIES, WHETHER ON ACCOUNT OF TORT, CONTRACT OR OTHERWISE.

         Section 7.5 Endemic Failures. As its sole responsibility on account of an event of any Endemic Failure in Products supplied by NexPress to Danka under this Agreement, of which Danka notifies NexPress within one hundred and twenty
(120) calendar days (not Business Days) after receipt of such Products, NexPress agrees to negotiate in good faith with Danka the steps that NexPress will take to remedy the problem, and take such steps as are in NexPress' discretion commercially reasonable to cure such defects, replace such Products or to issue Danka a credit equal to the purchase price paid by Danka for such Products, plus shipping and handling costs

         Section 7.6 Service for NexPress Products. Danka will be responsible for providing adequate service at its own risk and expense for Equipment, Accessories and Software purchased pursuant to this Agreement, provided however that NexPress shall provide technical information and support and training to Danka in accordance with the terms of this Agreement.

                                  ARTICLE VIII

          TECHNICAL INFORMATION: HAZARDS AND PRECAUTIONARY PROCEDURES


         Section 8.1 Technical Information.

                  (a) Any technical information or assistance provided by NexPress or any company designated by NexPress to Danka shall not be deemed a warranty or a specification. Danka shall familiarize itself with all hazards and precautionary procedures with respect to the handling, transportation or use of the Products, and the containers in which the Products are shipped, and shall manage the Products and containers accordingly. If NexPress provides to Danka any product safety information concerning any Product, Danka shall forward such information to its employees, all others who handle the Products for Danka and Danka's customers.

                  (b) NexPress shall provide to Danka at no charge one set of English language technical operations and service materials, including any service software and licenses associated with the use thereof, and related technical information necessary to service and operate all Products purchased under this Agreement. Danka may (i) reprint the materials in whole without change, (ii) reproduce and publish all or portions of the materials for incorporation in its own operation training and maintenance manuals for Equipment, and (iii) translate the materials into any other language. If Danka reprints the materials in whole, the material shall retain the signature, corporate symbol, and copyright notice and warranty disclaimer of NexPress or any NexPress Affiliate, as the case may be. If Danka incorporates the materials into Danka's own materials, revises, or translates the materials, the material shall bear Danka's own signature, logo, copyright notice and warranty disclaimer. If Danka makes any revisions to materials of NexPress or a NexPress Affiliate other than edits for clarity or creates its own materials, Danka shall obtain NexPress's written approval of such materials prior to publication and distribution. NexPress or the NexPress Affiliate, as the case may be, shall retain all rights to the materials that Danka translates, revises or incorporates into Danka's own materials, and Danka shall not attempt to transfer any rights therein to third parties. Danka shall own the copyright in the revised or translated material; provided, that (x) Danka grants NexPress or a NexPress Affiliate a perpetual, royalty-free license to use and distribute any revised material in creating materials for other Products and (y) upon the termination or expiration of this Agreement, provided that NexPress is not in default, Danka shall assign the copyright in any revised or translated materials to NexPress or the NexPress Affiliate, as the case may be. Danka shall not reproduce, without NexPress's permission, any other materials made available by NexPress or the NexPress Affiliate, as the case may be.

                  (c) Danka acknowledges that the aforementioned technical operations and service materials contain technical information and know-how, which NexPress considers to be valuable, proprietary and Confidential Information. Danka shall use efforts comparable to those it uses in relation to its own valuable, proprietary and Confidential Information, but no less than a reasonable degree of care, to restrict use and distribution of such materials to Danka's personnel for use solely in operating and servicing Products purchased under this Agreement.

                  (d) Upon Danka's request, NexPress shall use commercially reasonable efforts to make available to Danka technical training programs conducted in Rochester, New York for each Current Product or New Product sold hereunder. NexPress operator and service materials shall be used during the training. Danka shall be billed at the daily rate in effect at the time of the request.

         Section 8.2 Technical Aid. During the term of this Agreement NexPress shall make available at Danka's request on an "as available" basis, consultation and/or service engineering support at Danka's customer sites or Danka's service headquarters, with respect to Current Products and New Products. For each request, Danka shall pay NexPress's reasonable travel expenses and Danka shall be billed at the daily rate in effect at the time of the request. NexPress shall credit back to Danka the cost of on-site support if it subsequently is determined that on-site support was required because a particular product did not comply with the applicable inspection test procedures for such product. A manufacturing engineer contact shall be available by NexPress and NexPress shall provide a reasonable amount of such assistance, free of charge, to address Danka's Equipment, Accessory and Software service questions that are not related to the immediate resolution of an inoperative equipment condition. Prior to providing assistance for which NexPress will charge a fee, NexPress shall provide Danka reasonable notice of NexPress's intent to do so and the amount of such fee.


                                   ARTICLE IX

                                  ENHANCEMENTS

         Section 9.1 Mandatory Enhancements. NexPress may, from time to time in its sole discretion, implement field service modifications to Products that improve safety or are required for regulatory compliance of Products. Following NexPress's written request, Danka shall install the required modifications at its expense, using its best efforts to do so in a timely manner. NexPress shall make available to Danka, at NexPress's expense, any necessary kits, Spare Parts and technical Documentation required for the installation of required field service modifications.

                                   ARTICLE X

                                   TERMINATION

         Section 10.1 Termination.

                  (a) This Agreement may be terminated at any time:

                      (i) by mutual agreement of Danka and NexPress ;

                     (ii) by either Danka or NexPress, after a material breach of this Agreement and the Confidentiality Agreement referenced herein by the other party (the "Defaulting Party"), upon written notice to the Defaulting Party (hereinafter, the "Default Notice") specifying the default, unless the Defaulting Party cures the default within 60 days after receipt of the Default Notice, or such longer period as may be reasonably necessary to cure such default; it being understood that, for purposes of this Agreement, (A) NexPress shall have the sole discretion to declare Danka or a Dealer to be in breach of its obligations to comply with the requirements of the Brand Name Certification Criteria referred to in Section 11.1 of this Agreement; provided, however, that upon such breach by Danka, and provided that such breach continues after NexPress has provided written notice and a five
                           (5) day cure period, as NexPress' sole and exclusive remedy NexPress shall give Danka at its sole expense the option of substituting a new brand name provided such name is acceptable to NexPress and the NexPress Affiliates (which acceptance will not be unreasonably withheld) and Products bearing such new brand name shall be in all respects subject to the terms and conditions of this Agreement and, further provided, if no substitute brand name is accepted by NexPress within thirty (30) days of the expiration of the cure period NexPress shall have the option to terminate this Agreement; and (B) any breach by Danka or a Dealer of the provisions of Section 11.3(b) shall constitute a material breach if not cured within five
                           (5) days of receipt of written notice thereof;

                     (iii) by NexPress, upon 60 days' prior written notice
                           to Danka, in the event that any undisputed invoice, or any undisputed portion thereof, is not paid on the due date unless the invoice or the undisputed portion thereof is paid within such 60-day period;

                     (iv) by Danka, upon 60 days' prior written notice to NexPress, in the event that NexPress fails to pay any undisputed amount when due unless NexPress pays such amount within such 60-day period.

                     (v) upon Danka's material breach of the Danka Holding Agreement if such breach is not cured after any applicable cure period.

                  (b) NexPress reserves the right to terminate with written notice to Danka, the right of Danka to sell products to any Dealer if such Dealer is in material breach of this Agreement and the breach continues uncured after NexPress has provided Danka with written notice and a five day cure period, and upon such termination all rights of such Dealer under this Agreement shall terminate.

                  (c) In lieu of terminating this Agreement, a party possessing the right to terminate under Section 10.1 (a)(ii), (iii) or (iv) may elect to suspend performance of its obligations until, in the case of clause (ii), such time as the material breach is cured and, in the case of clauses (iii) and (iv), such time as the undisputed amount is paid.

         Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1(a), this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees; provided, however, that neither the expiration of this Agreement under Section 2.1 nor the termination of this Agreement pursuant to this Article X shall (i) affect the liability of a party for breach of this Agreement, (ii) discharge any of either party's obligations to pay any amount owing and payable on the date of termination or (iii) affect the obligations which by their terms survive termination, including without limitation, this
Section 10.2 or Sections 3.3, 7.1, 7.3, 7.4, 7.5, 8.1(a), (b) and (c), 11.2,
11.3, 11.4, 12.1, 12.2, and 13.1 hereof (and any related definitional provisions set forth in Article 1), which shall survive and (b) Danka shall cease to have the right to purchase Equipment bearing a brand name and corporate symbol designated by NexPress, or such other trademarks as NexPress or NexPress's Affiliates then use, or to any associated rights with respect to such brand name, corporate symbol or trademark, provided however that nothing contained herein shall affect NexPress' obligations under Section 3.3.


                                   ARTICLE XI

                   TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

         Section 11.1 Brand Name. For the first five years following the Effective Date, or for such longer period as Danka and NexPress mutually agree, NexPress shall supply all Products with a brand name and corporate symbol designated by NexPress or NexPress Affiliates and such other trademarks as NexPress or NexPress Affiliates adopts for use on New Products, provided however, that if NexPress changes the brand name and corporate symbol after the Effective Date, NexPress shall bear the costs relating to changes in design, manufacturing and marketing information made necessary as a result of the new brand name. NexPress's obligation to supply Products with a brand name and corporate symbol designated by NexPress and such other trademarks as NexPress and NexPress's Affiliates currently use, is (a) contingent on Danka's and Dealer's compliance with this Agreement and (b) is at all times subject to Danka's and Dealer's strict compliance with the brand name certification requirements as set forth on Exhibit 11.1, which may be amended from time to time by NexPress or any NexPress Affiliate in its sole discretion.

         Section 11.2 Product Identification. Subject to Section 11.1, each unit of Equipment and Accessory shipped to Danka shall bear an appropriate tag or plate, permanently affixed to it, showing its model number, date of manufacture and serial number. Danka shall not, and shall cause the Danka Affiliates to not, remove or alter tags or plates that display serial number or agency approval information for any reason unless required to do so by law. Danka shall inform

NexPress of any removal or alteration of the tags or plates required by law and shall give NexPress the opportunity to approve the form and content of the change, which approval shall not be unreasonably withheld or delayed. Any removal or alteration, unless required by law and with the knowledge of NexPress, shall, at NexPress's option, void any applicable warranty as set forth in this Agreement, unless replaced within fifteen (15) days of Danka's receipt of written notice from NexPress.

         Section 11.3 Danka's Use of Trademarks, and Proprietary Markings.

                  (a) During the term of this Agreement, Danka may use, without undue prominence, the product name trademarks of Products in advertising that promotes Products and the servicing thereof and other product-related marketing materials, provided that Danka and each Danka Affiliate agrees to comply with, and to use its best efforts to cause their respective customers to comply with, such reasonable advertising guidelines that NexPress may issue from time to time and correct, at Danka's own expense, such material that NexPress reasonably determines to be objectionable or misleading.

                  (b) Except as provided expressly herein, Danka acknowledges that Danka has no right, interest, ownership or privilege of use of, any trade dress, trade name, trademark or logo of NexPress or a NexPress Affiliate, as the case may be. Danka agrees that all of the foregoing is the sole property of NexPress or a NexPress Affiliate as the case may be. Danka further agrees not to contest, both during the term of this Agreement and after termination, any NexPress or NexPress Affiliate trade dress, trade name, trademark or service mark related in any way to Products distributed pursuant to this Agreement or the servicing of such Products, and Danka agrees, both during the terms of this Agreement and after termination, not to use or attempt to register any trade dress, trade name, trademark or service mark confusingly similar to any NexPress or NexPress Affiliate trade dress, trade name, trademark or service mark. Danka may not represent that it provides "NexPress Service" or service of a NexPress Affiliate, but may represent that it is authorized to service copiers branded by NexPress or NexPress Affiliates. Danka acknowledges that any material breach of the preceding sentence would constitute a material breach if not cured within five days of receipt of written notice thereof, for which NexPress could terminate this Agreement pursuant to Section 10.1(a)(ii).

                  (c) Without limiting Danka's obligations and covenants under
Section 11.2, Danka shall not remove, alter, conceal or destroy any nameplates, logos or dataplates on Products, enclosures or cabinets or proprietary markings or legends placed upon or within such Products, supporting Documentation or other materials that are the subject of this Agreement.

         Section 11.4 Software. NexPress shall not be obligated hereunder to provide Danka with access to the source code for any Software. If Danka develops a modification, addition or customization of any Software for one of its customers, Danka shall be prohibited from representing to its customers that such modification, addition or customization constitutes a Software Product of NexPress or a NexPress Affiliate and shall instead prominently display on such Software or the Equipment to which it relates the phrase "Independently Modified by Danka for Danka." NexPress shall not be obligated to assure that subsequent versions of its

Software products are compatible with any modification, addition, or customization that has been developed by Danka.

         Section 11.5 Ownership of Intellectual Property. Notwithstanding any other provision of this Agreement or the termination hereof, NexPress or a NexPress Affiliate, as the case may be, shall own all its respective rights and interests in and to all Intellectual Property (including, all patented and unpatented technology and Inventions) developed by NexPress or a NexPress Affiliate, as the case may be, during the terms of this Agreement. Except as explicitly provided in Sections 3.5, 3.6, 11.1, 11.3 and 11.4, this Agreement does not transfer, assign, lease, license or otherwise provide Danka with any rights or interests in any Intellectual Property used, developed or owned by NexPress or a NexPress Affiliate.


                                  ARTICLE XII

                                    INDEMNITY

         Section 12.1 Danka's Indemnity. Danka hereby agrees that it shall indemnify, defend and hold harmless NexPress and NexPress Affiliates, and, if applicable, their respective directors, officers, attorneys, agents and employees and their heirs, successors and assigns (collectively, the "NexPress Indemnified Parties") from, against and in respect of, any damages, claims, losses, charges, actions, suits, proceedings, costs, and expenses of any kind whatsoever including reasonable attorneys' fees, (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the NexPress Indemnified Parties, directly or indirectly, relating to or arising from (i) Danka's storage, transportation, use, modification, sale or other means of disposition or disposal of any Product, (ii) Danka's performance claims regarding Products in promotional or advertising materials, (iii) any alleged infringement arising out of or resulting from compliance with Danka's requests, instructions or specifications, or from any modification of a Product or brand name or tradename not authorized by NexPress, (iv) Danka's breach of this Agreement, or (v) any representation or warranty or statement with respect to Equipment, Accessories, Supplies or Spare Parts, made by Danka or a Danka Affiliate prior to or after the Effective Date, other than to pass through to end-users those representations and warranties expressly made by NexPress herein; and not caused by NexPress' negligent acts or omissions or willful misconduct (which shall not be deemed to exist if such action or inaction is taken at, and in accordance with, Danka's direction or by Danka's employees).

                  (a) Danka's indemnification is limited to the payment of damages awarded against any NexPress Indemnified Party and the payment of reasonable attorneys' fees and expenses for the period prior to the time Danka assumed exclusive control of the defense. In no event shall Danka reimburse any NexPress Indemnified Party for attorneys' fees and expenses incurred by a NexPress Indemnified Party after Danka assumed the defense of a claim. Notwithstanding the foregoing, NexPress shall have the right to consult in the defense of a claim and to employ counsel, at NexPress's expense, separate from the counsel employed by Danka to the extent such claim involves potential conflicts of interest between or different defenses for

Danka and NexPress and NexPress reasonably determines that separate representation would be appropriate.

                  (b) The obligation shall arise only if
NexPress gives Danka prompt notice of the claim and grants Danka, in writing, exclusive control over its defense and settlement; provided, however, that a failure by NexPress to give prompt notice of a claim under this Section 12.1 shall affect the rights of NexPress hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to Danka with respect to such claim.

                  (c) Subsections 12.1(a) through (c) state Danka's exclusive obligation with respect to claims by NexPress Indemnified Parties.

         Section 12.2 NexPress Indemnification.

                  (a) Indemnification. NexPress shall indemnify, defend and hold harmless Danka, and Danka Affiliates, and, if applicable, their respective directors, officers, attorneys, agents, employees, and their heirs, successors and assigns (collectively, the "Danka Indemnified Parties") from and against any and all losses, damages, claims, charges, actions, suits, proceedings, costs, and expenses of any kind whatsoever, including reasonable attorneys' fees (collectively the "Losses"), imposed on, sustained, incurred or suffered by or asserted against any of the Danka Indemnified Parties directly or indirectly, relating to or arising from, (i) NexPress' negligence resulting in personal injury or property damage, (ii) any representation or warranty in Sections 6.1(e) or 13.19, and (iii) any claim that a Product as delivered by NexPress infringes, misappropriates or otherwise violates any third party's patent, copyright, trade secret, software or other Intellectual Property right; and which are not caused by Danka's negligent acts or omissions or willful misconduct (which shall not be deemed to exist if such action or inaction is taken at, and in accordance with, NexPress' direction or by NexPress' employees).

                  (b) The obligation shall arise only if Danka gives NexPress prompt notice of the claim and grants NexPress, in writing, exclusive control over its defense and settlement; provided, however, that a failure by Danka to give prompt notice of a claim under this Section 12.2 shall affect the rights of Danka hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to NexPress with respect to such claim.

                  (c) The obligation shall cover only the Product as delivered by NexPress to Danka, and not any correction, modification or addition made by anyone other than NexPress, without NexPress's written authorization.

                  (d) The obligation shall not cover (i) any claim based on the use of any Products other than that for which the Product is normally intended,
(ii) the furnishing of any information, service, or technical support provided by Danka, or (iii) any claim that any Product infringes any third party's rights as used in combination with any product(s) not supplied by NexPress, if that claim could have been avoided but for the use of the Product in combination with other products except to the extent such combined use is authorized or approved in writing by NexPress.

                  (e) If any infringement claim is asserted, or if NexPress believes one likely, NexPress shall have the right at its expense, to (i) procure a license from the Person claiming or likely to claim infringement, (ii) modify the Product as appropriate to avoid the claim of infringement, as long as modification for this purpose does not materially impair the operation thereof or (iii) cease further sale of the Product subject to, or likely to be subject to, the claim and accept return of the Products sold and refund to Danka the purchase price paid for the returned Product(s) using a five (5) year straight-line depreciation reflecting any quantity or other discounts granted to Danka, plus reasonable costs of handling and shipping.

         NexPress's indemnification is limited to the payment of damages awarded against any Danka Indemnified Party and the payment of reasonable attorneys' fees and expenses for the period prior to the time NexPress assumed exclusive control of the defense. In no event shall NexPress reimburse any Danka Indemnified Party for attorneys' fees and expenses incurred by a Danka Indemnified Party after NexPress assumed the defense of a claim. Notwithstanding the foregoing, Danka shall have the right to consult in the defense of a claim and to employ counsel, at Danka's expense, separate from the counsel employed by NexPress to the extent such claim involves potential conflicts of interest between or different defenses for Danka and NexPress and Danka reasonably determines that separate representation would be appropriate.

                  (f) Subsections 12.2(a) through (f) state NexPress' exclusive obligation with respect to claims by Danka Indemnified Parties.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

         Section 13.1 Notices.

                  (a) All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent, if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (iii) when served, if delivered personally to the intended recipient, and (iv) one Business Day later, if sent by overnight delivery via a national courier service, in each case (i) through (iv), addressed to the intended recipient at the address set forth below. Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         To Danka:          Danka Holding Company
                            Attention: Chief Operating Officer
                            11201 Danka Circle North
                            St. Petersburg, Florida 33716
                           and

                           Danka Group B.V.
                           Attention: Chief Operating Officer
                           Middelandsc Zee 15
                           Post Bus 256, 3446,
                           CG Woerden
                           The Netherlands

         With a copy to:   Danka Office Imaging Company
                           Attention: General Counsel
                           11201 Danka Circle North
                           St. Petersburg, Florida 33716

         To NexPress:      NexPress Solutions, LLC
                           901 Elmgrove Road, Building 11
                           Rochester, New York 14653-6053
                           Telephone: (716)726-3253
                           Telecopy: (716)726-2181
                           Attn: Chairman of the Board

         With a copy to:   NexPress Solutions, LLC
                           901 Elmgrove Road, Building 11
                           Rochester, New York 14653-6053
                           Attn: Chief Operating Officer,
                                 Black and White B.U.

         Section 13.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Danka and NexPress, or in the case of a waiver, by the party against whom the waiver is to be effective.

         Section 13.3 Exclusive Remedies. As herein set forth, the remedies of the parties for breach of any obligation arising under this Agreement shall be the sole and exclusive remedies therefore. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SUCH OTHER PARTY'S INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

         Section 13.4 Assignment.

                  (a) NexPress may not assign any of its rights or delegate any of its obligations hereunder; provided, that NexPress may so assign any of its rights and delegate any of its obligations hereunder to a NexPress Affiliate provided that NexPress guarantees the due and punctual performance and observance of each and every obligation so delegated.

                  (b) Danka may not assign any of Danka's rights or delegate any of its obligations hereunder; provided, that with the consent of NexPress, which consent shall not be unreasonably withheld or delayed, Danka may so assign, and may license, any of its rights and delegate any of its obligations hereunder to a Danka Affiliate, and such assignment or license and delegation need not be to one Danka Affiliate but rather, with respect to each country in the Territory, may be to a Danka Affiliate organized in, or otherwise qualified to do business in, such country; provided, that (i) each such Danka Affiliate appoints Danka Distribution to act as its exclusive Agent with respect to any dealings with NexPress' or NexPress Affiliate's European factories and Danka Imaging to act as its exclusive Agent with respect to any dealings with NexPress' or NexPress Affiliate's North American factories, (ii) Danka Distribution and Danka Imaging shall have accepted such appointment and agreed, in all cases, to coordinate and aggregate all matters relating to Danka Affiliates, including Purchase Orders, notices and payments, (iii) no Danka Affiliate shall have any right or power to act on its own rather than through the Agents and (iv) Danka unconditionally guarantees the due and punctual performance and observance of each and every such obligation.

         Section 13.5 Entire Agreement. This Agreement, (including all Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

         Section 13.6 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         Section 13.7 Parties in Interest; No Additional Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the NexPress Indemnified Parties, the Danka Indemnified Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person (except as provided in Sections 3.5, 7.3, 7.4, 8.1(b), 11.3(b), 11.4, 11.5,
12.1, and 12.2 hereof), any rights or remedies under or by reason of this Agreement.

         Section 13.8 Market Data and Access to Records of Danka.

                  (a) From time to time from the Effective Date, NexPress shall at its expense conduct a marketing survey to assist each party in its effort to increase the probability of success of Products in the marketplace and the successful development of enhancements and follow-on offering to the Products (the "Market Surveys"). The Market Surveys shall solicit information including the Products' success in the marketplace, customer satisfaction, prospective customer feedback, and such other information as NexPress shall request. NexPress shall provide Danka with copies of the Market Surveys in a timely manner. Notwithstanding anything contained in this Agreement to the contrary, Danka shall at no time be required to release its customer base identification information to NexPress or a NexPress Affiliate.

                  (b) NexPress agrees to advertise and promote Products in the Territory and will furnish Danka from time to time with promotional and advertising materials. NexPress shall provide reasonable sales and marketing support to Danka, as mutually agreed upon from time to time.

         Section 13.9 Press Release and Public Announcement. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or its respective affiliates, employees, agents and representatives shall disclose to any third party (other than such party's legal counsel and financial advisers) the terms and conditions of this Agreement or the subject matter hereof without the prior written consent of the other party hereto. No press release or other public announcement related to this Agreement or the transaction contemplated hereby shall be issued by any party hereto without the prior written approval of the other party (which approval shall not be unreasonably withheld or delayed), except that either party may make such public disclosure that it believes in good faith to be required by the requirements of a securities exchange.

         Section 13.10 GOVERNING LAW; SUBMISSION JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY (THE "CHOSEN COURTS") AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT (1) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, AND (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO.

         Section 13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         Section 13.12 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 13.13 Confidentiality. Confidential Information provided or exchanged pursuant to this Agreement shall be provided or exchanged under a standard confidentiality agreement in substantially the form set forth in
Exhibit 13.13.

         Section 13.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 13.15 Relationship of Parties. Each party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control and supervision of the other party hereto. No agency, employment, franchise, partnership or joint venture and no trust or other fiduciary relationship is created or implied by the terms of this Agreement, and neither of the parties is, or shall hold itself out as, agent, legal representative, partner, subsidiary, joint venture or employee of the other party. Neither party shall have the right or power to, or shall, bind or obligate the other party in any way or manner, or represent that such party has the right to do so. Neither party has the authority to make any commitment on behalf of the other party. The sole relationship between Danka and NexPress is a commercial, arms' length business relationship.

         Section 13.16 Force Majeure.

                  (a) Neither party shall be held responsible for failure or delay to comply with nonmonetary obligations under this Agreement, if such failure is due to act of God or public enemy, war, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor strike, inability to acquire raw materials, inevitable accident, unusually severe weather or other cause similar to the foregoing, beyond the control of the other party (each such event, a "Force Majeure"). In the event of failure of or delay in delivery or acceptance due to a Force Majeure, the quantity provided for in the Purchase Order so affected may be reduced accordingly by written notice by either party to the other.

                  (b) If the performance of any nonmonetary obligations under this Agreement by either party is prevented, restricted or interfered with by reason of a Force Majeure event, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such Force Majeure event; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall continue performance hereunder with dispatch whenever such causes are removed.

         Section 13.17 Conflict. To the extent that this Agreement is in conflict with any Exhibit, this Agreement shall take precedence.

         Section 13.18 Compliance with Law. Each of the parties to this Agreement and their respective Affiliates shall fully comply with all foreign, federal, state or local laws, rules and regulations applicable to its business and its distribution and sale of products in the jurisdiction where Products are sold.

         Section 13.19 Prior Sales. Any sales of Products by NexPress to Danka prior to the Effective Date shall be deemed subject to the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers effective as of the Effective Date.


                                    NEXPRESS SOLUTIONS LLC
                                        By Heidelberg Digital L.L.C., Member


                                    By:
------------------------------         --------------------------------------
Witness                                Name:  Wolfgang Pfizenmaier
                                       Title: President


                                    DANKA GROUP B.V.



                                    By:
------------------------------         --------------------------------------
Witness                                Name:
                                       Title: